CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (i) the Registration Statements (Form S-8 No. 333-170386 and Form S-8 No. 333-181482) pertaining to the 2004 Stock Incentive Plan of SciQuest, Inc. and subsidiaries and (ii) the Registration Statement (Form S-8 No. 333-181492) pertaining to the Employee Stock Purchase Plan of SciQuest, Inc. and subsidiaries, of our report dated September 27, 2013 relating to the financial statements of CombineNet, Inc., which appears in this Current Report on Form 8-K/A of SciQuest, Inc. dated November 7, 2013.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania
November 7, 2013